Exhibit 3.3
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
AMERICAN PUBLIC EDUCATION, INC.
     American Public Education, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:
     1. The present name of the Corporation is American Public Education, Inc. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 20, 2002 and was previously amended and restated on August 30, 2002, November 12, 2002, and August 2, 2005.
     2. This certificate of incorporation of the Corporation has been duly adopted in accordance with the applicable provisions of Sections 245, 242 and 228 of the General Corporation Law of the State of Delaware, and prompt written notice has been given pursuant to Section 228 of the General Corporation Law of the State of Delaware to those stockholders who did not approve this certificate of incorporation by written consent.
     3. Pursuant to Section 242 and 245 of the General Corporation Law of the State of Delaware, this certificate of incorporation restates and integrates and also further amends the provisions of the certificate of incorporation of the Corporation as heretofore amended or supplemented. The certificate of incorporation of the Corporation as heretofore amended or supplemented, is superseded by this amended and restated certificate of incorporation.
     4. The certificate of incorporation of the Corporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:
     FIRST: The name of the corporation is: American Public Education, Inc. (the “Corporation”).
     SECOND: The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 in the County of New Castle. The name of its registered agent at such address is Corporation Service Company.
     THIRD: The nature of the business of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware and to possess and exercise all of the powers and privileges granted under such law and the other laws of the State of Delaware.
     FOURTH:
     A. CLASSES OF STOCK
          The total number of shares of all classes of stock which the Corporation shall have authority to issue is 2,390,643, of which 1,535,000 shares shall be designated as “Common

Stock,” par value $0.01 per share (the “Common Stock”), and 855,643 shares shall be designated as “Class A Common Stock,” par value $0.01 per share (the “Class A Common Stock”).
     B. CLASS A COMMON STOCK AND COMMON STOCK
     The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation. Unless otherwise indicated, references to “Sections” or “Subsections” in this Article refer to sections and subsections of this Article Fourth.
     1. General. The voting, dividend and liquidation rights of the Class A Common Stock and the Common Stock are identical and pari passu with one another except as otherwise expressly provided herein.
     2. Dividends. The holders of shares of Class A Common Stock and Common Stock shall be entitled to receive such dividends (payable in cash, stock, or otherwise) as may be declared thereon by the Board of Directors at any time and from time to time out of any funds of the Corporation legally available therefore; provided, however, that no dividend shall be declared or paid on the Common Stock unless and until an equivalent dividend has been declared and paid on the Class A Common Stock. Such dividend shall be calculated based on the number of shares of Common Stock into which the Class A Common Stock is then convertible.
     3. Voting.
          (a) General. Except as otherwise required by law or as otherwise set forth herein, the holders of Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). Each share of Class A Common Stock shall entitle the holder thereof to such number of votes per share of Class A Common Stock held at all meetings of stockholders (and written actions in lieu of meetings) as shall equal the number of shares of Common Stock (including fractions of a share) into which each share of Class A Common Stock is convertible on the record date for determining the stockholders of the Corporation eligible to vote at such meeting (or upon such written action in lieu of a meeting). Except as otherwise required by law or as otherwise set forth herein, the Class A Common Stock and the Common Stock shall vote together as a single class on all actions to be taken by the stockholders of the Corporation.
          (b) Restrictions. At any time when shares of Class A Common Stock are outstanding, except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by the Corporation’s certificate of incorporation, and in addition to any other vote required by law or the certificate of incorporation, without the approval of the holders of at least a majority of the then outstanding shares of Class A Common Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) as a separate class, the Corporation will not, and shall cause each subsidiary not to:
          (i) create or authorize the creation of any additional class or series of shares of stock unless the same ranks junior to the Class A Common Stock as to the distribution of assets on the Liquidation (defined below) of the Corporation and as to dividend and redemption rights, or increase the authorized amount of Class A Common Stock or increase the authorized amount of any additional class or series of shares of stock unless the same ranks junior to the Class A Common Stock as to the distribution of assets on a Liquidation and as to dividend and redemption rights, or create or authorize any obligation or security convertible into shares of Class A Common Stock or into shares of any other class or series of stock unless the same ranks junior to the Class A Common Stock as to the distribution of assets on a Liquidation and as to dividend and redemption rights, whether any such creation, authorization or increase shall be by means of amendment to the Corporation’s certificate of incorporation or by merger, consolidation or otherwise;
          (ii) consent to any Liquidation, recapitalization or reorganization of the Corporation or consolidate or merge into or with any other entity or entities (except that the Corporation may acquire another entity so long as the consideration therefor does not exceed $2,000,000 in the aggregate) or sell, lease, abandon, transfer or otherwise dispose of all or substantially all of its assets or securities;
          (iii)   amend, alter or repeal its certificate of incorporation or bylaws;
          (iv) purchase, redeem or otherwise acquire or set aside any sums for the purchase, redemption or other acquisition of, or pay any dividend or make any distribution on, any shares of stock other than the Class A Common Stock, except for dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock;
          (v)    acquire any other entity in whole or in part (whether by merger, consolidation, transfer of assets of otherwise) if the aggregate purchase price exceeds $2,000,000;
          (vi)   incur indebtedness (including guarantees of indebtedness) greater than $2,000,000 in the aggregate;
          (vii)   materially alter the business plan of the Corporation or materially change the nature of its business; or
          (viii)  increase the maximum number of directors constituting the Board of Directors to a number in excess of seven (7).
          (c) As used herein, the term “Liquidation” means (A) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or (B) the consolidation or merger of the Corporation into or with any other entity or entities which results in the exchange of outstanding shares of the Corporation for securities or other consideration issued or paid or caused to be issued or paid by any such entity or affiliate thereof (other than a merger solely to reincorporate the Corporation in a different jurisdiction), and the sale, lease, abandonment, transfer or other disposition by the Corporation of all or substantially all its assets; provided, however, that a consolidation or merger as a result of which the holders of capital stock of the Corporation immediately prior to such merger or consolidation possess (by reason of such holdings) at least a majority of the voting power of the corporation surviving such merger or consolidation (or other corporation which is the issuer of the capital stock into which the capital stock of the Corporation is converted or exchanged in such merger or consolidation) shall not constitute a Liquidation.
     4. Liquidation. Upon a Liquidation, holders of shares of Common Stock and Class A Common Stock will be entitled to receive on a pari passu basis all assets of the Corporation available for distribution to its stockholders.
     5. Redemption. The Common Stock and the Class A Common Stock is not redeemable.
     6. Automatic Conversion of Class A Common Stock.
          (a) If at any time the Corporation shall effect a firm commitment underwritten public offering of shares of Common Stock through a nationally recognized underwriter in which (x) the aggregate proceeds to the Corporation from the sales of such shares to the public is at least $40,000,000 and (y) the public offering price per share to the public is no less than $100 (subject to appropriate adjustment of such per share price in the event of any stock dividend, stock split, combination or other similar recapitalization affecting the Common Stock), then effective immediately prior to the closing of the sale of such shares by the Corporation pursuant to such public offering, each outstanding share of Class A Common Stock shall automatically be converted into a number of shares of Common Stock equal to the Conversion Rate (defined below). In addition, upon such date as specified by vote or written consent of the holders of a majority of the then outstanding shares of Class A Common Stock, voting separately as a class, each outstanding share of Class A Common Stock shall automatically be converted into a number of shares of Common Stock equal to the Conversion Rate. The “Conversion Rate” shall initially equal one (1), subject to adjustment as set forth in Subsections 8 (a) and (b) below.
          (b) All holders of record of shares of Class A Common Stock shall be given written notice of the date of such automatic conversion and the place designated for automatic conversion of all such shares of Class A Common Stock. Such notice need not be given in advance of the occurrence of the date of such automatic conversion. Such notice shall be sent by first class or registered mail, postage prepaid, or given by electronic communication in compliance with the provisions of the General Corporation Law of the State of Delaware, to each record holder of Class A Common Stock. Upon receipt of such notice, each holder of shares of Class A Common Stock shall surrender his, her or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Subsection 6. On the date of such automatic conversion, all rights with respect to the Class A Common Stock so converted will terminate, including any right to receive any dividends thereon, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Class A Common Stock has been converted and cash in lieu of any fractional share of Common Stock resulting from such automatic conversion.
          (c) If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. As soon as practicable after the date of automatic conversion and the surrender of the certificate or certificates for Class A Common Stock, the Corporation shall cause to be issued and delivered to such holder, or on his, her or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion and any cash payable in lieu of a fractional share of Common Stock calculated in accordance with Subsection 6(d) below. Such converted Class A Common Stock may not be reissued as shares of such class, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Class A Common Stock accordingly.
          (d) No fractional shares of Common Stock shall be issued upon conversion of the Class A Common Stock pursuant to this Subsection 6. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Class A Common Stock as determined in good faith by the Board of Directors. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Class A Common Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.
     7. Optional Conversion of Class A Common Stock.
          (a) Each share of Class A Common Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into a number of shares of Common Stock equal to the Conversion Rate.
          (b) In order for a holder of Class A Common Stock to voluntarily convert shares of Class A Common Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Class A Common Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Class A Common Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Class A Common Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent of such certificates (or lost certificate affidavit and indemnity agreement) and notice (or by the Corporation if the Corporation serves as its own transfer agent) shall be the time of conversion, and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the time of conversion, issue and deliver at such office to such holder of Class A Common Stock, or to his, her or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled pursuant to this Subsection 7, together with cash in lieu of any fraction of a share.
          (c) All shares of Class A Common Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive any dividends thereon, shall immediately cease and terminate at the time of conversion, except for the right of the holders thereof to receive shares of Common Stock in exchange therefor and cash in lieu of any fractional shares. Any shares of Class A Common Stock so converted shall be retired and canceled and shall not be reissued as shares of such class, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Class A Common Stock accordingly.
          (d) No fractional shares of Common Stock shall be issued upon conversion of the Class A Common Stock pursuant to this Subsection 7. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined by the Board of Directors. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Class A Common Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.
8. Adjustment to Conversion Rate; Other Matters
          (a) In case the Corporation shall at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Rate in effect immediately prior to such subdivision shall be proportionately increased, and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Conversion Rate in effect immediately prior to such combination shall be proportionately decreased. In case the Corporation shall at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Class A Common Stock into a greater number of shares, the Conversion Rate in effect immediately prior to such subdivision shall be proportionately decreased, and, conversely, in case the outstanding shares of Class A Common Stock shall be combined into a smaller number of shares, the Conversion Rate in effect immediately prior to such combination shall be proportionately increased.
          (b) If any capital reorganization or reclassification of the capital stock of the Corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby each holder of a share or shares of Class A Common Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Class A Common Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such

Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustments of the Conversion Rate) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.
          (c) Upon any adjustment of the Conversion Rate, then and in each such case the Corporation shall give written notice thereof, by delivery in person, sent by reputable overnight carrier for next business day delivery, mailed by certified or registered mail, return receipt requested, or telecopier, addressed to each holder of shares of Class A Common Stock at the address of such holder as shown on the books of the Corporation, which notice shall state the Conversion Rate resulting from such adjustment, setting forth in reasonable detail the method upon which such calculation is based.
          (d) The issuance of certificates for shares of Common Stock upon conversion of Class A Common Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Class A Common Stock which is being converted.
          (e) The Corporation will at no time close its transfer books against the transfer of any Class A Common Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Class A Common Stock in any manner which interferes with the timely conversion of such Class A Common Stock, except as may otherwise be required to comply with applicable securities laws.
          (f) The Corporation will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon the conversion of Class A Common Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Class A Common Stock. The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof. The Corporation will take all such reasonable efforts to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which the Common Stock may be listed. The Corporation will not take any action which results in any adjustment of the Conversion Rate if the total number of shares of Common Stock issued and issuable after such action upon conversion of the Class A Common Stock would exceed the total number of shares of Common Stock then authorized by the certificate of incorporation.
     FIFTH: The Corporation shall have perpetual existence.
     SIXTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware:

          A. Subject to the terms of this certificate of incorporation, the Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation.
          B. Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.
          C. The books of the Corporation may be kept at such place within or without the State of Delaware as the bylaws of the Corporation may provide or as may be designated from time to time by the Board of Directors.
     SEVENTH: No director of the Corporation shall be personally liable to the Corporation or to any stockholder of the Corporation for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.
          If the General Corporation Law of the State of Delaware or any other statute of the State of Delaware hereafter is amended to authorize the further elimination or limitation of the liability of directors of the Corporation, then the liability of a director of the Corporation shall be limited to the fullest extent permitted by the statutes of the State of Delaware, as so amended, and such elimination or limitation of liability shall be in addition to, and not in lieu of, the limitation on the liability of a director provided by the foregoing provisions of this Article Seventh.
     Any repeal of or amendment to this Article Seventh shall be prospective only and shall not adversely affect any limitation on the liability of a director of the Corporation existing at the time of such repeal or amendment.
     EIGHTH: To the maximum extent permitted by law, the Corporation shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; provided, however, that the foregoing shall not require the Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person.
     To the extent permitted by law, the Corporation may fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; provided, however, that the foregoing shall not require the Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person.
     The Corporation shall, if so requested by a director or officer, advance expenses (including attorneys’ fees) incurred by a director or officer in advance of the final disposition of such action, suit or proceeding upon the receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to indemnification. The Corporation may advance expenses (including attorneys’ fees) incurred by an employee or agent in advance of the final disposition of such action, suit or proceeding upon such terms and conditions, if any, as the Board of Directors deems appropriate.
     Such indemnification under this Article Eighth shall not be exclusive of other indemnification rights arising under any bylaw, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. No amendment or repeal of this Article Eighth shall apply to or adversely affect any right or protection of a director or officer of the Corporation with respect to any act or omission of such director occurring prior to such amendment or repeal.
     NINTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of the General Corporation Law of the State of Delaware or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 the General Corporation Law of the State of Delaware, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.
     TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this amended and restated certificate of incorporation, in the manner now or hereafter prescribed by statute and the certificate of incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.
     ELEVENTH: The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Class A Common Stock or any partner, member, director, stockholder, employee or agent of any such holder (including a management company providing investment or other management services to such holder), other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation and was intended for the benefit of the Corporation.

     IN WITNESS WHEREOF, the Corporation has caused this amended and restated certificate of incorporation to be signed as of the 31st day of October, 2005 by its President and Chief Executive Officer, declaring that the facts herein stated are true.

AMERICAN PUBLIC EDUCATION, INC.
/s/ Wallace E. Boston, Jr.
By: Wallace E. Boston, Jr.
Title:	President and Chief Executive Officer

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